Exhibit 10.1

April 17, 2015

Lori Rafield

Dear Lori:

I am pleased to offer you the role of Chief Executive Officer (“CEO”) of diaDexus, Inc. (the “Company”), effective April 17, 2015 (the “Start Date”).  This offer letter (the “Letter”) sets forth the terms of your employment with the Company.

Role. As CEO, you will perform such duties and responsibilities as the Board of Directors of the Company (the “Board”) may reasonably determine from time to time.  Your primary work location will be the Company’s headquarters in South San Francisco.

Base Salary.  As of the Start Date, your initial annual base salary will be $550,000 (the “Base Salary”), less applicable payroll deductions and tax withholdings, payable on the Company’s normal payroll schedule.

Cash Incentive Bonus.  You are eligible to earn an annual cash incentive bonus, with the target amount of such bonus equal to 60% of your Base Salary and the maximum amount equal to 90% of your Base Salary.  Your target bonus for 2015 will be based on the achievement of goals to be determined by the Board and will be calculated based on full year non-prorated participation. Whether or not you earn a bonus, and the amount of the bonus, will depend on the actual achievement of the performance goals by you and the Company as determined by the Board in its sole discretion, and is subject to your continued employment through the date the bonus is paid.  In all events, any earned bonus will be paid not later than March 15 of the year following the year in which your right to such amount became vested, and will be subject to standard payroll deductions and withholdings.

Option Grants.  We will recommend that the Compensation Committee of the Board grant you a nonstatutory stock option to purchase a total of 2,690,000 shares of the Company’s common stock (the “New Hire Options”), under the terms of the Company’s current equity incentive plan (the “Plan”); provided that the New Hire Options shall be granted by the Compensation Committee upon approval but subject to issuance in two installments, the first consisting of 1,000,000 options upon approval by the Compensation Committee or Board, and the second as soon as practicable following stockholder approval of an increase in the share reserve available under the Plan permitting the issuance of the remaining 1,690,000 options.  The New Hire Options will be subject to vesting based on your continued service, with 1/48 of the total number of shares vesting each month, so the New Hire Options would become fully vested over four years.

Employee Benefits.  During your employment with the Company, you will be eligible to participate in the health insurance and other employee benefit plans made available to employees of the Company under the terms of such plans, as they are in effect from time to time by the Company.

Expense Reimbursement.  As an officer, you are authorized to incur ordinary and necessary business expenses in the course of your duties.  Any reimbursements will be paid to you within 30 days after the date you submit receipts for the expenses, provided you submit those receipts within 60 days after you incur the expense.  If any reimbursements payable to you are subject to the provisions of Section 409A of the Code, any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and the right to reimbursement will not be subject to liquidation or exchange for another benefit.  You understand that any payments made by the Company to assist you with the cost of traveling from your home to our headquarters will be taxable as ordinary income and not as business expense reimbursements.

At-Will Employment.  Your employment with the Company is on an “at-will” basis, meaning that either the Company or you may terminate your employment at any time, with or without cause or advance notice.

Severance Benefits.  Consistent with your position as CEO, the Compensation Committee has designated you as a Tier 1 participant in the Company’s Key Employee Severance Benefit Plan, which provides for severance on an involuntary termination of employment; provided, however, that the Cash Severance that you are eligible to receive upon an Involuntary Termination Without Cause at any time shall be equal to twelve (12) months (in lieu of the Tier One Cash Severance figures set forth in the Key Employee Severance Benefit Plan).  In addition, regardless of the Key Employee Severance Benefit Plan benefits with respect to equity vesting, you will also be entitled to twelve (12) months of vesting of all of your outstanding equity grants.  We are providing a copy of the Key Employee Severance Benefit Plan with this Letter.  To accept your designation as a Participant in the Key Employee Severance Benefit Plan, you must sign and return the Participation Notice within 30 days after you receive it.  Capitalized terms used in this paragraph but not defined in this Letter have the meaning set forth in the Key Employee Severance Benefit Plan.

Proprietary Information.  As a condition of your employment with the Company, you must sign and abide by the Company’s Proprietary Information and Inventions Assignment Agreement (the “Proprietary Information Agreement”), a copy of which is attached.

Obligations.  While employed with the Company, you agree to devote substantially all of your entire business time, attention and energies to the business and interests of the Company.  By accepting employment, you agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

Section 409A. It is intended that all of the benefits and payments under this Letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9), and this Letter will be construed to the greatest extent possible as consistent with those provisions.  If not so exempt, this Letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.  For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), your right to receive any installment payments under this Letter (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment.

This Letter (including the attachments) sets forth the complete and exclusive agreement between you and the Company with regard to your employment with the Company and supersedes any prior representations or agreements about this matter, whether written or verbal.  This Letter may not be modified or amended except by a written agreement signed by you and a member of the Board.  This Letter is governed by California law.  As required by law, this offer of employment is subject to the satisfactory proof of your right to work in the United States.

Let me again express how pleased we are to extend this offer to you, and how much we look forward to working with you.  Please review this Letter carefully and let me know if you have any questions.  If this Letter is acceptable to you, please sign it below.

Very truly yours,

/s/ Karen Drexler

Karen Drexler
Chair of the Compensation Committee of the Board
diaDexus, Inc.

Accepted and agreed:

/s/ Lori Rafield
Lori Rafield